SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

         Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                        Commission File Number: 33-12173

                              Americold Corporation
             (Exact name of registrant as specified in its charter)

      7007 S.W. Cardinal Lane, Suite 135, Portland, OR 97224 (503) 624-8585
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                       Senior Subordinated Notes due 2008
            (Title of each class of securities covered by this Form)
                                      None

(Titles of all other  classes  of  securities  for which a duty to file  reports under section 13(a) or 15(d) remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

        Rule 12g-4(a)(1)(i)       [  ]          Rule 12h-3(b)(1)(ii)      [  ]
        Rule 12g-4(a)(1)(ii)      [  ]          Rule 12h-3(b)(2)(i)       [  ]
        Rule 12g-4(a)(2)(i)       [  ]          Rule 12h-3(b)(2)(ii)      [  ]
        Rule 12g-4(a)(2)(ii)      [  ]          Rule 15d-6                [X]
        Rule 12h-3(b)(1)(i)       [X]

Approximate number of holders of record as of the certification or notice date:
               5

         Pursuant to the requirements of the Securities and Exchange Act of 1934, Americold Corporation has caused this certificate/notice to be signed on its behalf by the undersigned duly authorized person.
                                                   Americold Corporation

DATE:  April 27, 1998                 By:     /s/ Frederick B. Beilstein III
     ------------------                      -----------------------------------
                                             Name: Frederick B. Beilstein III
                                                   ---------------------------
                                             Title:  Chief Financial Officer
                                                   -----------------------------